UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 5/A

AMENDMENT TO ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person

   Larlee Daniel
   1500 SW 5TH Avenue #1803
   Portland, Oregon 97201

2. Issuer Name and Ticker or Trading Symbol
   CFI ProServices, Inc. (CCTX)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1999

5. If Amendment, Date of Original (Month/Year)
February 2000

6. Relationship of Reporting Person(s) to Issuer (Check all applicable) ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below) Vice President & Chief Technology Officer

7. Individual or Joint/Group Reporting (Check Applicable Line) (X) Form filed by One Reporting Person ( ) Form filed by More than One Reporting Person



-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned                                                 |

-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of
Indirect       |

                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial

Ownership     |

                             |Date  |Code|                                  |  Beneficially     |(D)or

|                           |
                             |      |    |                  | A/|           |  Owned at         |Indir

|                           |
                             |      |    |    Amount        | D |    Price  |  End of Year

|ect(I)|                           |

-----------------------------------------------------------------------------------------------------------------------------------|

                             |      |    |                  |   |           |                   |D
|                           |
-
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|

-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |

                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
-----------------------------------------------------------------------------------------------------------------------------------|

Nonqualified Stock Optio|$20.00  |1/21/| 5A |  5,000    | A |1    |1/21/|Common Stock|  5,000|$20.00 |            |D  |            |
ns                      |        |97   |    |           |   |     |07   |            |       |       |
|   |            |
-
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Optio|$12.25  |1/9/ | 5A |  5,000    | A |2    |1/9/ |Common Stock| 5,000 |$12.25 |            |D  |            |

ns                      |        |98   |    |           |   |     |08   |            |       |       |
|   |            |
-
-----------------------------------------------------------------------------------------------------------------------------------|
Incentive Stock Options |$12.25  |1/21/|  A |   2,900   | A |3    |1/21/|Common Stock| 2,900 |$12.25 |            |D  |            |
                        |        |99   |    |           |   |     |09   |            |       |       |
|   |            |
-
-----------------------------------------------------------------------------------------------------------------------------------|
Incentive Stock Options |$12.25  |1/21/|  A |   7,100   | A |4    |1/21/|Common Stock| 7,100 |$12.25 | 65,000*    |D  |            |
                        |        |99   |    |           |   |     |09   |            |       |       |
|   |
-
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

1. 20% of each stock option vests on each of the five anniversary dates, thereafter.

2. 20% of each stock option vests on each of the five anniversary dates, thereafter.

3. 20% of each stock option vests on each of the five anniversary dates, thereafter.

4. 20% of each stock option vests on each of the five anniversary dates, thereafter.

* Total number of derivative securities beneficially owned as of December 31, 1999. Includes all options granted to date whether vested or not.

/s/ Daniel Larlee  4-1-00

------------------------------- ------------
**Signature of Reporting Person Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.